SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

National Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Annual Report to Shareholders

2003 Annual Report to Shareholders

Proxy

Notice of 2003 Annual Meeting and Proxy Statement

Annual Report Financials

2003 Annual Report Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

(This page intentionally left blank)

PROXY

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, September 26, 2003
10:00 a.m.
Building 31, National Semiconductor Corporation headquarters
955 Kifer Road
Sunnyvale, California

To the owners of common stock of National Semiconductor Corporation:

The annual meeting of stockholders of National Semiconductor Corporation, a Delaware corporation, will be held on Friday, September 26, 2003 at 10:00 a.m. California time in Building 31 of National’s headquarters, located at 955 Kifer Road, Sunnyvale, California, for the following purposes:

1.               To elect a Board of eight Directors;

2.               To ratify the appointment of KPMG LLP as the auditors of the Company;

3.               To approve the adoption of the 2003 Employees Stock Purchase Plan; and

4.               To conduct any other business properly raised at the meeting or at any adjournment of the meeting.

The record date for the meeting is the close of business on August 14, 2003 and only the holders of the common stock on that date will be entitled to vote at the meeting or at any adjournment of the meeting. All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

By order of the Board of Directors

JOHN M. CLARK III
Secretary
August 22, 2003

Please return your signed proxy card

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT STOP YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

(This page intentionally left blank)

NATIONAL SEMICONDUCTOR CORPORATION
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 26, 2003

GENERAL INFORMATION

This proxy statement is provided to you by the Board of Directors of National Semiconductor Corporation, which is asking for your proxy to be used at the annual meeting of stockholders on September 26, 2003, or at any adjournment of the meeting. We refer to National Semiconductor Corporation in this proxy statement as either “National” or the “Company”. The annual report, which includes our audited financial statements for the fiscal year ended May 25, 2003, is included with this proxy statement. The annual report also contains details on our operations and other relevant information. This proxy statement and proxy card will first be sent to stockholders on approximately August 22, 2003.

Proxy Voting Procedures

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

•       Via Internet: go to http:/ /www.eproxyvote.com/nsm and follow the instructions. You will need to enter the Control Number printed on your proxy card.

•       By Telephone: call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the Control Number printed on your proxy card.

•       In Writing: Complete, sign, date and return your proxy card in the enclosed envelope.

Your proxy card shows all shares registered in your name. If you hold shares through someone else, such as a stockbroker, you may receive material from the brokerage firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates, in favor of the proposal to ratify the appointment of the independent auditors, and in favor of the adoption of the 2003 Employees Stock Purchase Plan. If any other matters of which we were not notified by July 20, 2003 are raised at the meeting, we will use our best judgment to vote your proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted upon.

You may revoke your proxy at any time before it is voted by (1) submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; (2) notifying National’s Secretary in writing before the meeting; or (3) voting in person at the meeting.

Solicitation Costs

We pay the cost of soliciting proxies, including the preparation, printing, assembly and mailing of this proxy statement, the proxy cards and any other information provided to stockholders. Stockholders who own stock through brokers or other intermediaries, and not directly through ownership of stock certificates, are considered beneficial owners. Copies of the proxy solicitation materials will be provided to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names. National’s directors, officers or employees may solicit proxies in person, by telephone, by fax or electronically. We have paid Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York, 10004 a basic retainer fee of $15,000, plus expenses, to help solicit proxies from brokers and nominees. We have also paid EquiServe Trust Company, N.A., P.O. Box 43023, Providence, R.I. 02940-3023 a fee of $5,300, plus expenses, to help count proxies.

Attending in Person

IMPORTANT! Only stockholders of record on August 14, 2003 and invited guests may attend the meeting. If you own your shares directly and are listed as a stockholder of record on August 14, 2003, you will be admitted to the meeting with proof of identification. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting either a copy of the voting instruction card provided by your nominee or an account statement or other letter from the nominee indicating you are the beneficial owner of the shares on August 14, 2003.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board has nominated the eight director candidates named below. Personal information on each of our director candidates is also provided below. All of our nominees currently serve as directors. None of our directors, except Brian L. Halla, President and CEO of National, are employed by National. All directors are elected for one year terms. Directors cannot stand for reelection after they have reached age 70. If a director nominee becomes unavailable before the meeting, your proxy authorizes the persons named as proxies to vote for a replacement nominee. We do not expect any nominee to be unable or unwilling to serve as a director.

The following table shows basic information about each nominee:

Name	Age*	Principal Occupation and Business Experience	Director Since

Brian L. Halla	56	Mr. Halla has been Chairman of the Board, President and Chief Executive Officer of National since he joined the Company in May 1996. He came to National from LSI Logic Corporation where he was Executive Vice President of LSI Logic Products. He had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group. Prior to that, he was with Intel Corporation for 14 years, where his last position was Director of Marketing for Intel’s Microcomputer Group.	1996

Steven R. Appleton	43

Mr. Appleton is the Chairman of the Board, Chief Executive Officer and President of Micron Technology, Inc., a position he has held since 1994. Micron is a leading worldwide provider of semiconductor memory solutions for computer and computer-peripheral manufacturing, consumer electronics, CAD/CAM, office automation, telecommunications, networking, data processing, and graphics display. He joined Micron in 1983 and he held a series of increasingly responsible positions, including Production Manager, Director of Manufacturing, and Vice President of Manufacturing, before he was named President and Chief Executive Officer in 1991. He is a director of Micron Technology, Inc.

			2001

Gary P. Arnold	61	Mr. Arnold was Chairman, President and Chief Executive Officer of Analogy, Inc., a leading supplier of product design and simulation software, from 1993 (appointed Chairman in 1994) until 2000. Prior to that, Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. and had also served as Vice President, Finance and Chief Financial Officer of National from 1983 to 1990. Mr. Arnold has a CPA certification and a B.S. degree in accounting and is a graduate of the law school at the University of Tennessee.	1989

Name	Age*	Principal Occupation and Business Experience	Director Since

Richard J. Danzig	58

Mr. Danzig served as Secretary of the Navy in the Clinton administration from November 1998 to January 2001 and was Undersecretary of the Navy from November 1995 to May 1997. In between, he was a Traveling Fellow in Asia and Europe for the Center of International Political Economy and an Adjunct Professor at Maxwell’s School of Citizenship and Public Affairs. He previously served on National’s Board from 1987 to 1993 while he was a partner at the law firm of Latham & Watkins. He is currently a Senior Fellow at the Center for Naval Analysis and Chairman of the Board of the Center for Strategic and Budgetary Assessments. Mr. Danzig is a graduate of Reed College and also has degrees from Yale Law School and from Oxford University, where he was a Rhodes Scholar. Mr. Danzig is a director of Human Genome Sciences, Inc.

			2001

Robert J. Frankenberg	56

Mr. Frankenberg is Chairman of Kinzan, Inc., a web services software company dedicated to creating products and services that address complex e-business needs of the extended enterprise. He had previously served as President and CEO of Encanto Networks, Inc.; Chairman, President and Chief Executive Officer of Novell, Inc.; and as a management consultant with NetVentures. He has a degree in computer engineering from San Jose State University and is a SEP graduate of Stanford University’s Graduate School of Business. Mr. Frankenberg is a director of Daw Technologies, Inc., Electroglas, Inc., ScanSoft, Inc. and Secure Computing Corporation.

			1999

E. Floyd Kvamme	65	Mr. Kvamme is a partner in Kleiner Perkins Caufield & Byers, a high technology venture capital firm. Mr. Kvamme was formerly a Vice President of National and President of its former National Advanced Systems Corporation subsidiary at the time of his departure from National in 1982. He presently serves as co-chair of the Presidential Council of Advisors on Science and Technology. Mr. Kvamme has two degrees in electrical engineering. Mr. Kvamme is a director of Brio Software, Inc., Harmonic, Inc., Photon Dynamics, Inc. (where he is Chairman) and Power Integrations, Inc.	1998

Name	Age*	Principal Occupation and Business Experience	Director Since

Modesto A. Maidique	63	Dr. Maidique is President of Florida International University, a public research university that enrolls 31,000 students. He has served on the faculties of Stanford University, Harvard University and the Massachusetts Institute of Technology. Previously, he was a co-founder of Analog Devices, Inc. and the Vice President and General Manager of the Linear IC Division at Analog Devices. Dr. Maidique is a director of Carnival Corporation and IVAX Corporation.	1993

Edward R. McCracken	59	Mr. McCracken retired as Chairman and Chief Executive Officer of Silicon Graphics, Inc. in January 1998. Silicon Graphics designs, manufactures and markets visual computer systems used for conceptual design, analysis and simulation. He was previously associated with Hewlett-Packard for 16 years. Mr. McCracken is currently Chairman of the Board of the PRASAD project, a charitable foundation, and is a director of Tularik, Inc.	1995

*                 Age at May 25, 2003, the last day of our 2003 fiscal year.

Meetings and Committees of the Board of Directors

During fiscal 2003, the Board of Directors met five times and acted once without a meeting. All directors attended more than 75% of the aggregate number of Board meetings and committee meetings for committees on which they served during the year. We have three standing Board committees: Audit, Compensation, and Director Affairs. More information on each committee is presented below:

Audit Committee

The Audit Committee met thirteen times during fiscal year 2003. This committee oversees the work of the independent public accountants on the annual audit, approves the appointment of and compensation paid to the independent public accountants, interviews the independent public accountants for review and analysis of National’s financial staff, systems and controls, reviews and approves any non-audit services provided by the independent public accountants, and reviews our press releases containing financial statements prior to dissemination and our periodic reports before they are filed with the SEC. The Committee’s report on its activities for fiscal year 2003 is on page 11. Fees paid to the independent auditors are provided on page 12. Current members of this committee are Messrs. Arnold, Danzig, and Frankenberg. All of the members of the Audit Committee meet the standards for independence established by the New York Stock Exchange and all are considered to be financially literate.

Compensation Committee

The Compensation Committee met five times and acted once without a meeting during fiscal year 2003. This committee is responsible for administering stock option plans, reviewing and evaluating compensation programs and plans, and establishing and administering compensation policy and executive pay programs for the executive officers, including setting compensation, base salary, and incentive awards. This committee is also responsible for recommending amendments to the stock option plans and certain other compensation plans and, in some cases, amending these plans. Current members of this committee are Messrs. Appleton, Danzig, Frankenberg, Maidique, and McCracken.

Director Affairs Committee

The Director Affairs Committee met four times during fiscal year 2003. This committee recommends director candidates, reviews nonemployee director compensation and reviews corporate governance policies and procedures. Current members of this committee are Messrs. Appleton, Arnold, Kvamme, Maidique and McCracken. The committee will consider suggestions for possible director candidates if you submit the name and biographical information to: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 2900 Semiconductor Drive, M/S G3-100, Santa Clara, CA 95051.

Compensation Committee Interlocks, Insider Participation and Other Relationships

None of our non-employee directors have any material business relationships with us and none of our directors have loans from us. The current members of the Compensation Committee are Messrs. Appleton, Danzig, Frankenberg, Maidique, and McCracken. During fiscal year 2003, no member of this committee was an officer or employee of National or its subsidiaries. No one on this committee has been an officer of National or had any other relationship we are required to disclose under SEC rules. No executive officer of National served as a member of the compensation committee of, or as a director of, any company where an executive officer of that company was a member of National’s Board of Directors or this committee. We therefore do not have any compensation committee interlocks or insider participation to report.

Director Compensation

We pay directors who are not employees of National an annual fee of $32,500, plus fees of $2,000 for each board meeting attended and $1,500 for each committee meeting attended. We pay the chairman of the Director Affairs Committee and the Compensation Committee an additional annual fee of $7,500, while the Chairman of the Audit Committee receives an additional annual fee of $12,500. Directors who are not employees are also reimbursed for actual expenses to attend meetings.

We also pay a portion of director compensation in stock. Under the Director Stock Plan, a plan approved by stockholders in 1992, each nonemployee director receives 1,000 shares of stock when first elected or appointed to the Board and, if the director remains in office, an additional 1,000 shares each following year. Nonemployee directors may also elect to take their annual fees in stock. During fiscal 2003, a total of 18,552 shares was issued to nonemployee directors under the Director Stock Plan. Nonemployee directors also receive 10,000 stock options when first elected or appointed to the Board and 10,000 stock options each year as long as the director remains in office. These options are granted under the Director Stock Option Plan, a plan approved by stockholders in 1997. During fiscal 2003, a total of 70,000 options with a price of $12.55 was granted to nonemployee directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as persons owning over 10% of our stock, to file reports of ownership and changes in ownership of National stock with the SEC. Copies of these reports must also be provided to us. Based upon our review of the copies of these reports provided to us, and written representations that no other reports were required to be filed, we believe that all reporting requirements under Section 16(a) for executive officers, directors and those owning over 10% of the common stock were complied with during fiscal year 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR TO ELECT THE NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS YOU INDICATE OTHERWISE ON THE PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS. THE DIRECTORS ARE ELECTED BY A PLURALITY VOTE.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has provided the following report:

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s accounting, auditing, and financial reporting and disclosure processes, and systems of internal control established by management regarding finance, accounting, legal compliance, and ethics. Under the new SEC rules, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors.

The Audit Committee is composed of three non-employee members, each of whom is independent of the Company, as defined under the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors. The Committee has reviewed and assessed the current Charter and concluded that changes will be made to incorporate all new requirements when the Securities and Exchange Commission and New York Stock Exchange have issued final rules.

The Audit Committee held 13 meetings during fiscal year 2003.

Management is responsible for the preparation, integrity, and objectivity of the Company’s consolidated financial statements. It also has responsibility for the reporting process and systems of internal control. KPMG LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fairness and conformity of those financial statements to generally accepted accounting principles. The Audit Committee serves in an oversight role over the financial reporting process. As part of its charter obligations over the financial reporting process, the Audit Committee has:

•       reviewed and discussed the audited consolidated financial statements with management;

•       discussed with KPMG LLP the results of their audit including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”;

•       received the written disclosures and the letter from KPMG LLP regarding auditor independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”;

•       discussed with KPMG LLP the accounting firm’s independence from the Company; and

•       considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with maintaining the accounting firm’s independence from the Company.

Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 25, 2003. The Audit Committee and the Board of Directors have also recommended, subject to ratification by the stockholders, the reappointment of KPMG LLP as our independent auditors for fiscal year 2004.

Gary P. Arnold – Chairman
Richard J. Danzig		Robert J. Frankenberg

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Unless you indicate otherwise, your proxy will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending May 30, 2004. The Audit Committee has reappointed KPMG LLP as our independent auditors and has recommended to the Board that the appointment be ratified by stockholders.

The Audit Committee meets with KPMG LLP several times a year. At these meetings, the committee reviews audit and non-audit services performed by KPMG LLP, as well as the fees charged for these services. Among other things, the committee examines the effect that the performance of non-audit services may have on the independence of the auditors. Additional information concerning the Audit Committee and its activities can be found in these sections of this proxy statement: “Meetings and Committees of the Board of Directors” and “Report of the Audit Committee.”

A representative of KPMG LLP is expected to attend the meeting and will be available to answer stockholders’ questions or have the opportunity to make a statement if he or she wishes to do so.

Fees Paid to KPMG LLP

The following table sets forth the fees paid or accrued for audit and other services provided by KPMG LLP during the last two fiscal years:

Fee Type	Fiscal 2003	Fiscal 2002

Audit Fees (1)	$1,630,000	$1,395,000
Audit-Related Fees (2)	$52,000	$78,000
Tax Fees (3)	$396,000	$494,000
All Other Fees (4)	$7,000	$48,000
Total Fees	$2,085,000	$2,015,000

(1)          Includes fees billed for each of the last two fiscal years for professional services rendered in connection with the audit of the annual financial statements, review of financial statements included in the 10-Q filings and for services provided for statutory and regulatory filings or engagements for those fiscal years.

(2)          Includes fees billed in each of the last two fiscal years for assurance and related services and the audit of employee stock plans.

(3)          Includes fees billed in each of the last two fiscal years for tax compliance, tax advice, and tax planning.

(4)          Includes other fees not included in the above categories.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2004. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” RATIFICATION.  A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

PROPOSAL 3. ADOPTION OF THE 2003 EMPLOYEES STOCK PURCHASE PLAN

We have offered a stock purchase plan to our U.S. employees since 1977 and a separate global stock purchase plan to our international employees since 1994. The plans are intended to encourage employees to own National stock and provide incentives for them to exert maximum efforts for the Company’s success. The plans have been a major benefit that has been made available to employees on a broad basis. Our Board of Directors has adopted, subject to stockholder approval, the 2003 Employees Stock Purchase Plan, which we refer to as the “2003 Plan.” The 2003 Plan will replace both the existing Employees Stock Purchase Plan (which is made available to U.S. Employees) and the Global Employees Stock Purchase Plan (which is made available to international employees). Once the 2003 Plan is fully implemented, the two existing plans will terminate and no more shares will be issued under them.

The 2003 Plan will operate essentially as the two current purchase plans, with some differences: All employees will now participate in a single purchase plan. The number of shares authorized for issuance to employees under the 2003 Plan is 8,000,000. Directors and executive officers are not allowed to participate in the 2003 Plan. Although stock will be purchased automatically for each participating employee at the end of each quarter, the price paid by the employee will be 85% of the lower of the price on the last day of the quarter and the first day of a twelve month offering period. The 2003 Plan is intended to qualify in the U.S. as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Stockholders are being asked to approve the adoption of the 2003 Plan.

The full text of the 2003 Plan is contained in Appendix A to this proxy statement. The main features of the 2003 Plan are outlined below. You should read the discussion below, as well as Appendix A, for a full understanding of the 2003 Plan.

Description of the 2003 Plan

Administration

The 2003 Plan is administered for the Company as a whole by the Board’s Compensation Committee. Each National subsidiary company that participates in the 2003 Plan is responsible for administration at its location.

Eligibility and Participation

Employees eligible to participate in the 2003 Plan are regular employees on National’s payroll. There are no restrictions on length of service or number of hours worked that affect eligibility, although international locations may need to exclude some employees if required by local law or regulation. Directors and executive officers are not permitted to participate. In order to participate in the 2003 Plan, eligible employees need to complete and submit enrollment forms before the final due date for an offering period.

There are four overlapping offering periods in each calendar year. Each offering period runs for twelve months. The offering periods begin on January 1, April 1, September 1 and October 1. Employees enroll in one of the twelve month offering periods during the year. Once enrolled in the plan, the employee is able to purchase stock with payroll deductions at the end of each of the four quarterly purchase periods that run during the twelve month offering period the employee has enrolled in. Once the twelve month offering period is over, participating employees are automatically enrolled in the next twelve month offering period. Participating employees are also automatically enrolled in the next twelve month offering period when the stock’s fair market value on the first day of a subsequent offering period is lower than the fair market value on the first day of the offering period the employee is enrolled in.

Employees may designate payroll deductions to be used to purchase stock in whole percentages at a rate that does not exceed ten percent of their earnings. The rate of payroll deductions selected by the employee continues in effect from quarter to quarter unless the employee changes it by filing the appropriate form by the applicable due date before the start of a quarterly purchase period. Earnings eligible for payroll deductions in the U.S. include base salary, sales commissions, overtime, lead premiums, and shift differential pay. At international locations, earnings eligible for payroll deductions include the basic or regular guaranteed compensation determined in accordance with the policies and procedures of the employing location. No interest is credited to payroll deductions during the quarter. Payroll deductions are not segregated in a special account during the quarter and remain available for use for general corporate purposes until actually used for the purchase of stock.

A participant may stop participating in the 2003 Plan at any time. If an employee cancels participation, the employee is refunded all payroll deductions made in the quarterly purchase period and does not purchase stock for that quarter. If the employee wants to resume participating after having stopped, the employee must re-enroll for the next offering period. If a participant terminates employment at any time, participation in the 2003 Plan terminates and all payroll deductions are refunded.

Purchasing Stock

At the end of the quarterly purchase period, payroll deductions are applied automatically to purchase National stock. The price the employee pays is the lesser of 85% of the stock’s fair market value on either the last trading day in the purchase period or the first trading day in the offering period. All prices are in U.S. dollars and fair market value is defined as the opening price on the New York Stock Exchange on the trading day. The number of shares purchased is determined by dividing the payroll deductions for the purchase period by the price paid by the employee. Fractional shares are issued, so no funds are carried over to the next period. For employees at international locations, the local employer pays to National the difference between the fair market value of the stock at the time of purchase and the amount paid by the employee. This is required to ensure compliance with local laws. All shares are deposited to a captive brokerage account set up in the participant’s name. Once the shares are deposited to the brokerage account, the participant is free to do whatever the participant wants with the shares, including selling them or having them transferred directly into the participant’s name.

At the end of the purchase period, participants receive a report detailing the payroll deductions and the purchase price per share, and for participants at international locations, the amount paid by the local employer to National.

Limitations

National has authorized a total of 8,000,000 shares to be issued under the 2003 Plan. These shares can be unissued shares or shares we have reacquired, including shares bought on the market. If there is any change in the stock through stock dividends, stock splits, or combinations or exchanges of shares, we will make appropriate adjustments in the number of shares available for the 2003 Plan, as well as the number of shares subject to any outstanding purchase rights and the associated purchase price. If we merge into another company, sell or otherwise dispose of all of the Company’s assets, or otherwise completely liquidate or dissolve, we will terminate all ongoing offering and purchase periods and participants will be able to make a final purchase at the time of termination. (This will not happen if there is a merger and the 2003 Plan is assumed by the surviving company.)

Participants are not allowed to purchase stock under the 2003 Plan if they would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock. Participants are also not allowed to purchase more than $25,000 worth of stock in any one calendar year. These limitations are necessary to ensure the 2003 Plan complies with the Internal Revenue Code requirements.

Participants do not have rights as stockholders until they have actually purchased the stock. They do not have any right to assign or transfer to anybody their rights to purchase stock under the 2003 Plan.

Amendments

Although the Compensation Committee administers the 2003 Plan and establishes rules for its administration, the 2003 Plan can be amended, suspended or terminated at any time by the Board. However, no amendments can be made without first obtaining stockholder approval that increase the number of shares authorized, alter the purchase price formula to reduce the purchase price, materially modify requirements for participation, or otherwise materially increase benefits to participants.

Tax Consequences

U.S.: As noted above, the 2003 Plan is intended to qualify as an employee stock purchase plan under Section 423 of the U.S. Internal Revenue Code, as it may be amended from time to time. Under present law, U. S. participants are not considered to have received any compensation for federal income tax purposes at either the start of the offering period or when the stock is purchased at the end of each quarterly purchase period in an offering period.

Qualifying Dispositions: Participants recognize taxable income in the year in which they dispose of the stock they have purchased under the 2003 Plan. If they do not dispose of the stock until at least two years after the start date of the quarterly purchase period in which the stock was acquired (a “qualifying disposition”), they will have ordinary income in the year of the qualifying disposition equal to the lesser of (i) the amount by which the fair market value of the stock on the date of the qualifying disposition exceeds the purchase price they have paid or (ii) 15% of the fair market value of the stock on the start date of the applicable offering period in which the stock was acquired. The amount of ordinary income will be added to the basis in the stock and any additional gain recognized upon the qualifying disposition will be a long term capital gain. If the fair market value on the date of the qualifying disposition is less than the purchase price paid for the stock, there will be no ordinary income and any loss will be a long term capital loss.

Disqualifying Dispositions: If the stock is disposed of at any time within two years from the start date of the quarterly purchase period in which it was acquired (a “disqualifying disposition”), the participant will have ordinary income in the year of the disqualifying disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. The amount of the ordinary income will be added to the basis in the stock, and any resulting gain or loss upon the disposition will be a capital gain or loss. The capital gain or loss will be long-term if the stock has been held for more than one year.

When participants dispose of their stock in disqualifying dispositions, we are entitled to take a deduction for U.S. federal income tax purposes in an amount equal to the ordinary income the participant has in the disposition. We are not entitled to any other deductions if the stock is disposed of in a qualifying disposition. Participants may be limited in their ability to take capital losses they may incur. Maximum tax rates applicable to capital gains vary, so treatment of any particular participant’s capital gains will also vary.

International: The 2003 Plan does not qualify for any special tax treatment at our international locations. Tax consequences for our international employees will vary from location to location, depending on local laws. As a general rule, the portion of the stock price paid by the local employing company will be treated as compensation income and will be subject to applicable withholding for both income and social tax purposes. The local employing company may be entitled to take a tax deduction in the local jurisdiction for the portion of the purchase price paid by the employer. Taxation of capital gains varies significantly from jurisdiction to jurisdiction, as some countries do not even tax capital gains, so it is not possible to make any general statement about capital gain tax treatment for our international locations.

Summary of Benefits

It is not possible to determine the number of shares of stock that will be purchased in the future by any particular individual. The table below shows the number of shares purchased during the last fiscal year under the two existing purchase plans. It is important to note when you review the information below that our executive officers will not be allowed to participate in the 2003 Plan.

Name and Position	Number of Shares	Purchase Price(1)	Market Value(2)	Benefit Value(3)
Brian L. Halla
Chairman, President and CEO	1665.3736	$21,799.88	$29,071.08	$7,271.20

Kamal K. Aggarwal
Executive Vice President, Central Technology and Manufacturing Group	1247.5929	$21,099.58	$26,573.60	$5,474.02

Jean Louis Bories
Executive Vice President, and General Manager Information Appliance Group	873.5224	$16,124.01	$19,964.36	$3,840.35

Donald Macleod
Executive Vice President and Chief Operating Officer	1283.2522	$20,269.09	$25,891.50	$5,622.41

Suneil Parulekar
Senior Vice President, Analog Products Group	1120.9898	$17,693.33	$22,046.86	$4,353.53

All executive officers as a group	7950.6015	$115,885.84	$149,134.18	$33,248.34

All other employees, including current officers who are not executive officers	2,119,704.2942	$26,788,200.64	$35,033,304.86	$8,251,298.46

Our outside directors do not participate in the existing purchase plans. Executive officers and directors will not participate in the 2003 Purchase Plan.

(1)          price paid by participant

(2)          market value at time of purchase

(3)          market value at time of purchase less purchase price paid

At the end of our 2003 fiscal year, we had a total of 5036 employees participating in our two existing purchase plans. A total of 23,516,428 shares had been issued since 1977 under our Employees Stock Purchase Plan operating in the U.S. and 1,226,611 shares had been issued since 1994 under our Global Employees Stock Purchase Plan operating at our international locations. We had a total of 9801 employees worldwide at the end of our 2003 fiscal year and, with the exception of our executive officers and employees located at some international locations where we may choose not to implement the 2003 Plan, most of these 9801 employees are eligible to participate in the 2003 Plan.

We believe that the 2003 Plan provides a valuable benefit to our total worldwide employee population because it offers all employees the opportunity to purchase stock at a discount that would not normally be available to them. It also gives employees an incentive to exert maximum efforts for our success because as stockholders they recognize and appreciate the value the stock may provide them. This is a benefit that is made available on a broad basis on the same terms to all our employees. Our U.S. employees are also able to enjoy benefits made available by the U.S. tax code.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF THE 2003 EMPLOYEES STOCK PURCHASE PLAN. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” APPROVAL. A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of National common stock (our only class of equity securities outstanding) beneficially owned as of June 30, 2003 by each director, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Brian L. Halla	2,418,414	(1)	1.32%
Steven R. Appleton	25,487	(2)	*
Gary P. Arnold	64,000	(3)	*
Richard J. Danzig	35,500	(4)	*
Robert J. Frankenberg	55,000	(5)	*
E. Floyd Kvamme	121,652	(6)	*
Modesto A. Maidique	43,000	(7)	*
Edward R. McCracken	80,166	(8)	*
Kamal K. Aggarwal	742,377	(9)	*
Jean-Louis Bories	658,088	(10)	*
Donald Macleod	930,706	(11)	*
Suneil Parulekar	145,510	(12)	*
All directors and executive officers as a group	6,033,811	(13)	3.28%

*                 Less than 1 percent.

(1)          Includes 307 shares owned by a trust of which Mr. Halla is a beneficiary and 2,325,000 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

(2)          Includes 20,000 shares which Mr. Appleton has the right to acquire within 60 days through the exercise of stock options.

(3)          Includes 50,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

(4)          Includes 30,000 shares which Mr. Danzig has the right to acquire within 60 days through the exercise of stock options.

(5)          Includes 50,000 shares which Mr. Frankenberg has the right to acquire within 60 days through the exercise of stock options.

(6)          Includes 55,000 shares which Mr. Kvamme has the right to acquire within 60 days through the exercise of stock options.

(7)          Includes 40,000 shares which Dr. Maidique has the right to acquire within 60 days through the exercise of stock options.

(8)          Includes 50,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

(9)          Includes 267 shares held by a trust of which Mr. Aggarwal is a beneficiary and 725,313 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

(10)    Includes 220 shares held by a trust of which Mr. Bories is a beneficiary and 651,250 shares which Mr. Bories has the right to acquire within 60 days through the exercise of stock options.

(11)    Includes 1,153 shares owned by a trust of which Mr. Macleod is a beneficiary and 879,395 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

(12)    Includes 488 shares owned by a trust of which Mr. Parulekar is a beneficiary and 141,563 shares which Mr. Parulekar has the right to acquire within 60 days through the exercise of stock options.

(13)    Includes 434 shares owned by spouses, 6,009 shares owned by trusts of which the officer and/or director is a beneficiary and 5,706,439 shares which can be acquired within 60 days through the exercise of stock options.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows information on compensation paid or accrued by National and our subsidiaries for our chief executive officer and the four other most highly compensated executive officers during fiscal 2003 (collectively referred to as the named executive officers) for the last three fiscal years ended May 25, 2003, May 26, 2002, and May 27, 2001.

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Annual Compensation			Long-Term Compensation
				Securities Underlying Options(#)(2)	All Other Compensation ($)(3)
	Year	Salary $	Bonus ($)

Brian L. Halla	2003	$886,219	$400,500	640,000	$30,198
Chairman, President	2002	864,179	700,000	800,000	16,948
and CEO	2001	832,666	0	600,000	50,753

Kamal K. Aggarwal	2003	441,708	220,000	212,500	13,071
Executive Vice President,	2002	434,114	300,000	265,000	11,883
Central Technology and Manufacturing Group	2001	432,622	0	200,000	29,056

Jean-Louis Bories	2003	431,686	150,000	75,000	16,251
Executive Vice President and General Manager	2002	431,686	224,120	130,000	11,886
Information Appliance Group	2001	423,788	0	150,000	28,297

Donald Macleod	2003	535,097	330,000	275,000	23,002
Executive Vice President	2002	536,338	375,000	400,000	20,896
and Chief Operating Officer	2001	439,252	0	300,000	36,623

Suneil Parulekar	2003	315,984	200,000	70,000	13,198
Senior Vice President,	2002	300,921	214,500	115,000	10,340
Analog Products Group	2001	235,723	0	110,000	18,984

(1)          If an item is omitted, there is nothing to report for that item. Principal position is the position held at the end of the fiscal year.

(2)          Except for options granted to Mr. Parulekar prior to him becoming an executive officer in fiscal year 2001, options were granted under the Stock Option Plan and/or the Executive Officer Stock Option Plan. Excludes purchase rights available under the Employees Stock Purchase Plan.

(3)          Consists of the following:

(a)          contributions and allocations to defined contribution retirement plans:

	Mr. Halla	Mr. Aggarwal	Mr. Bories	Mr. Macleod	Mr. Parulekar

2003	$16,819	$12,356	$11,995	$13,333	$11,140
2002	15,400	11,100	11,110	12,150	9,800
2001	49,223	28,281	27,528	28,710	18,561

(b)         value of life insurance premiums for term life insurance:

	Mr. Halla	Mr. Aggarwal	Mr. Bories	Mr. Macleod	Mr. Parulekar

2003	$1,371	$699	$668	$9,653	$490
2002	1,548	783	776	8,746	540
2001	1,530	775	769	7,913	423

(c)          refund of insurance demutualization proceeds:

	Mr. Halla	Mr. Aggarwal	Mr. Bories	Mr. Macleod	Mr. Parulekar

2003	$12,008	$16	$3588	$16	$1568

Stock Options

The following table shows information concerning stock option grants in fiscal 2003 to the named executive officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Shares Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Or Base Price ($/sh)(3)	Expiration Date	Grant Date Present Value ($)(4)

Brian L. Halla	200,000	2.80	$16.05	8/6/12	$2,426,760
	200,000	2.80	12.60	10/17/12	1,905,120
	120,000	1.68	13.09	2/11/13	1,187,525
	120,000	1.68	16.75	4/15/13	1,519,560
Kamal K. Aggarwal	56,250.79		16.05	8/6/12	682,526
	56,250.79		12.60	10/17/12	535,815
	50,000.70		13.09	2/11/13	494,802
	50,000.70		16.75	4/15/13	633,150
Jean-Louis Bories	25,000.35		16.05	8/6/12	303,345
	25,000.35		12.60	10/17/12	238,140
	12,500.18		13.09	2/11/13	123,701
	12,500.18		16.75	4/15/13	158,288
Donald Macleod	87,500	1.23	16.05	8/6/12	1,061,708
	87,500	1.23	12.60	10/17/12	833,490
	50,000.70		13.09	2/11/13	494,802
	50,000.70		16.75	4/15/13	633,150
Suneil Parulekar	21,250.30		16.05	8/6/12	257,843
	21,250.30		12.60	10/17/12	202,419
	12,500.18		13.09	2/11/13	123,701
	15,000.21		16.75	4/15/13	189,945

(1)          Options were granted under the Stock Option Plan and the Executive Officer Stock Option Plan during fiscal 2003. Options are granted at fair market value at the date of grant, and are exercisable while the officer is employed by National and for three months after termination of employment (five years in the case of retirement). The vesting period is measured from the grant date. Options vest annually in four equal installments with the first installment vesting on the first anniversary of the grant date. Each option has a maximum term of ten years and one day, subject to earlier termination if employment terminates.

(2)          We granted a total of 7,140,621 options to all our employees, including executive officers, during fiscal 2003.

(3)          The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and stock. We permit payment of all or part of required withholding taxes due upon exercise of the option, by withholding of shares valued at the fair market value of the common stock on the date of exercise that would be otherwise issued upon exercise of the option.

(4)          We chose the Black-Scholes option pricing model to estimate the Grant Date Present Value of the options set forth in the table. Our use of this model should not be construed as an endorsement of its accuracy for measuring options. The following assumptions were made for purposes of calculating the Grant Date Present Value on the grants awarded in fiscal 2003: risk free rate of return of 3.36%, no dividend yield, time of exercise of ten years, and volatility factor of 77.4% (based on historical stock prices for three years preceding the grant date). The actual value that the executive officer will receive from the stock option grants will depend on the future performance of the stock and the price of the stock at the time of exercise.

Option Exercises

The following table shows information concerning the named executive officers’ exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES(1)

	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(3)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable

Brian L. Halla	0	$0	2,250,000/1,665,000	$8,357,500/4,890,800
Kamal K. Aggarwal	0	0	711,250/561,250	2,929,600/1,611,813
Jean-Louis Bories	0	0	645,000/285,000	2,672,650/575,000
Donald Macleod	0	0	857,500/775,000	3,089,455/2,103,375
Suneil Parulekar	0	0	136,250/213,750	333,894/540,900

(1)          This table excludes any shares that can be acquired under the Employees Stock Purchase Plan.

(2)          Represents the market value of the underlying shares on the date of exercise less the exercise price.

(3)          Represents the difference between $22.19, the market price of the common stock at fiscal year end, and the exercise price.

Loans

None of the named executive officers have loans from us.

Employment Contracts and Termination of Employment and
Change-of-Control Agreements

We have change of control employment agreements with each executive officer, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control of National. If, during the three year period, the officer’s employment is terminated for reasons other than cause, death or disability or if the officer terminates employment for good reason (cause, disability and good reason all as defined in the agreement), the officer will receive a lump sum cash payment consisting of (i) the officer’s base salary through the date of termination; (ii) a proportionate bonus based on the higher of the officer’s most recent annual bonus or the bonus for the prior fiscal year (the “highest annual bonus”); (iii) the product of 2.99 times the sum of the officer’s base salary and the “highest annual bonus”; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer will receive continued health and welfare benefits for three years and certain lump sum payments under pension and retirement plans then in effect. Subject to certain limitations, the officer will receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

When employment of executive officers is terminated other than in change of control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Any other benefits a terminating executive may receive are subject to negotiation at the time of termination. In addition, we have a limited program that provides medical and dental coverage for certain retired directors and certain other retired officers who held at least a Vice President title and were appointed by the Board.

The Board had adopted a retirement policy for Board members providing for the payment of the annual director’s fee (currently $32,500 per year) for a period of one half of the number of years the director served on the Board, with these payments limited to a maximum of twelve years. The retirement policy was terminated in fiscal 1998 for all current directors who had served for less than six years at that time and it is not available to any other directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers National’s executive compensation program and stock plans and is responsible for approving and reporting to the Board on all elements of compensation of National’s executive officers. The Committee is composed of independent non-employee directors who have no material business relationships with National. The Committee has provided the following report on executive compensation for fiscal year 2003:

Compensation Philosophy

The executive compensation program is designed to align each individual executive’s compensation with National’s short-term and long-term performance, based on the following principles:

•       Pay for achievement of business and strategic objectives, measured on National’s financial and operating performance and individual strategic, management and development goals.

•       Pay competitively, with compensation set at levels that will attract and retain key employees.

•       Align compensation with expectations of stockholders through equity.

The compensation package for each of the officers identified in the proxy statement as well as other officers who are members of National’s executive staff consists of four elements:

•       Base salary;

•       Performance based incentive;

•       Stock options;

•       Other benefits

Annual Review

The Committee reviews the executive compensation program annually to ensure that each component and the overall package are competitive. The Committee believes that a competitive compensation program is necessary to attract and retain the executive talent required to lead the Company, since National competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. This is particularly true given the competitive environment for executive talent in Silicon Valley, where Company headquarters are located.

Industry, peer group and national survey results in the high technology, semiconductor and electronics industry are considered in making compensation decisions to align National’s practices with other companies in the industry.

The Committee looks beyond the competitive data in its deliberations on executive officers and places great weight on individual job performance. Each year, Mr. Halla evaluates the executive staff and presents to the Committee his evaluation of each officer, including contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following Mr. Halla’s presentation and a discussion of the competitive market, the Committee considers compensation for each executive.

Base Salary

The Committee reviews officers’ base salaries annually and in connection with promotions. It sets base salaries at levels that will effectively attract and retain high quality senior executives. The Committee takes into consideration the market data discussed above together with Mr. Halla’s evaluations and recommendations on salary. The Committee then approves, with any modifications it considers appropriate, the annual salary and salary increases.

In connection with the evaluation made at the end of fiscal 2002, salary increases were given to officers in fiscal 2003. With the exceptions of increases given in connection with promotions and in other special circumstances, these salary increases were the first increases given to officers, as well as all other employees, in two years. Total salary paid in fiscal 2003 to the named executive officers is shown in the Summary Compensation Table under “Salary.”

Performance-based Incentives

National maintains an incentive program that provides an opportunity for officers and key employees to earn an incentive based upon the performance of both the Company and the individual. Incentives for key officers are awarded under the Executive Officer Incentive Plan. The incentive potential is stated as a percentage of the officer’s base salary. Financial and individual performance goals are set at the start of the fiscal year and are based on business criteria specified in the plan. The Committee approves goals at the beginning of each fiscal year. Actual incentives are calculated at the end of the fiscal year based on goal performance, which the Committee certifies has been attained.

The financial goals set for the 2003 fiscal year were based on profit before tax. Individual goals for each officer varied, depending on position and areas of responsibility, and included goals focused on revenue, new product revenue, and managing to spending limitations. Business group managers were given goals relating to, inter alia, achieving certain results with target customers, increasing market share, and introducing specific new products, and manufacturing managers were given goals relating to providing technology support for key programs, reducing cycle time, and achieving specified quality and yield targets. At the end of the fiscal year, the Committee reviewed the performance of the Company and the officers on the goals.

National did not fully achieve the financial goals set for fiscal 2003 and therefore incentives were calculated primarily on the achievements of each officer on their individual goals. The actual incentives paid were significantly less than those paid in 2002, when the Company did meet its financial goals. The amount of the incentives paid for the named executive officers is shown in the “Bonus” column in the Summary Compensation Table.

Stock Options

To date, National has relied on stock option grants to help retain employees and officers and align their interests with those of stockholders. Stock options have value to an employee only if National’s stock price increases above the option exercise price and the employee remains employed by National for the period required to exercise the stock options. Stock options thus provide an incentive to improve National’s performance and remain employed by National, and directly link a portion of compensation to stockholders’ interests by providing an incentive to maximize stockholder value. Stock options have always been a major component of National’s compensation package for not only officers but for most salaried employees, consistent with practices throughout the semiconductor industry. The Committee oversees National’s stock option plans and specifically reviews and approves stock option grants to National’s executive officers. In determining the size of any option award, the Committee considers the officer’s past performance and potential, the position held by the individual and the officer’s annual base salary compensation.

In fiscal 2003, option grants to executive officers were made only under the Stock Option Plan and the Executive Officer Stock Option Plan, both of which have been approved by stockholders. Options are granted at the fair market price on date of grant and generally expire ten years and one day after the date of the grant. Vesting on options granted in fiscal 2003 occurs ratably over a four year period. Options granted in fiscal 2003 to the named executive officers are shown in the Summary Compensation Table under “Securities Underlying Options.”

Compensation Strategy in Transition

The Committee is working with the management team to reduce the total number of options granted each fiscal year, with a goal of limiting the dilutive effect of the option program. As part of this strategy, total option grants during fiscal 2003 were limited to approximately 3.9% of shares outstanding, compared to grants of 6.6% and 5.4% of the outstanding shares in fiscal years 2001 and 2002, respectively. For fiscal 2004, the Committee has established an option pool of 3.8% of outstanding shares. In addition, the Company intends to reduce the term of granted options beginning with fiscal year 2004 and lower the percentage of the total option pool allocated to officers.

The Committee views fiscal 2004 as a transition year for executive compensation. During the year, the Committee plans to revisit National’s entire executive compensation package to determine if the mix between fixed and variable pay is appropriate and whether the balance between short- and long-term compensation is aligned with the shareholders’ interests. The Committee intends to consider many factors in its deliberations, including the accounting treatment of options, dilution of earnings per share, incentive value of various equity vehicles, the role of cash and equity, and the need to retain key talent. The Committee fully expects to have a new ongoing executive compensation program at National in place for fiscal 2005.

Other Benefits

Officers have been allowed to participate in the existing employee stock purchase plan on the same terms made available to all other employees. Medical, dental, life, and benefit programs that are made available to all salaried employees are also made available to officers. Officers are also eligible to receive reimbursement for certain financial counseling and medical exam expenses, are eligible to participate in an executive disability plan, and certain officers receive individually owned life insurance policies (for which the officer pays a portion of the cost). Officers also have the opportunity to participate in the Retirement and Savings Program, which has profit sharing and 401(k) components and excess benefit programs entitling them to receive larger allocations and make larger contributions under the program than are otherwise permitted by the Internal Revenue Code.

CEO Compensation

Brian L. Halla has served as Chairman, President and CEO of the Company since May 1996. The Committee adheres to the same general compensation principles described above to determine Mr. Halla’s compensation. In that regard, the Committee identified specific evaluation criteria for evaluating Mr. Halla’s performance to be considered in addition to Company financial results. The criteria include leadership of the Company, maintenance of business ethics and effective governance, employee programs and management succession, productive customer relations, shareholder value and effective Board and shareholder communications. The Chair of the Committee interviewed Board members and reported his findings on each criterion.

As was the case for all other officers and employees of the Company, Mr. Halla did not receive a salary increase in fiscal 2002. Mr. Halla’s salary was increased in fiscal 2003 to $890,000. The salary increase reflects the Committee’s assessment of Mr. Halla’s performance, as well as its review of competitive data.

For fiscal 2003, Mr. Halla’s target incentive percentage was 100% of his base salary. The incentive was based on attaining profit-before-tax goals. The level of profit-before-tax in the 2003 goals was substantially higher than the amount recorded by the Company in 2002. While the Company did not fully achieve its profit-before-tax goal, the Company did improve its results measurably in 2003 compared to 2002. The Committee also considered Mr. Halla’s contribution during 2003 in positioning the Company for growth and higher profits in a challenging economic market. The Committee in its discretion awarded Mr. Halla an incentive of $400,500 to reward him for the strategic repositioning of the Company and operational achievements during the year. This was significantly less than his incentive award for fiscal 2002.

Mr. Halla was granted stock options during fiscal 2003 at the same time and the same prices grants were made on a broad basis to other employees. The Committee considered the same factors as described above for all officers when determining the size of the option grants for Mr. Halla.

Consistent with the approach taken for other officers for fiscal 2004, the Committee has adopted a transition strategy for Mr. Halla as it conducts a comprehensive assessment of the executive compensation program. For fiscal 2004, Mr. Halla’s stock option grants will be reduced from prior levels and his annual performance-based incentive opportunity increased. The increased opportunity will be linked to achieving the revenue and return on invested capital goals established for all officers. The Committee anticipates a new compensation program will be in place for Mr. Halla for fiscal 2005.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation Table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent deemed reasonable by the Committee, the compensation of executive officers for deductibility under applicable tax laws and the Company’s incentive and stock option plans are designed accordingly. Nonetheless, a portion of Mr. Halla’s incentive compensation for fiscal 2003 may not qualify for deductibility under the Internal Revenue Code. The Committee felt it appropriate to make the incentive award to Mr. Halla to reward him for his performance and strategic repositioning which should lead to longer term success and profitability.

Edward R. McCracken – Chairman
Steven R. Appleton	Richard J. Danzig
Robert J. Frankenberg	Modesto A. Maidique

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of May 25, 2003.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (c)

Equity Compensation Plans Approved by Shareholders:
Option Plans(1)	12,967,271	$26.07	3,141,343
Employee Stock Purchase Plans	—	—	5,206,961
Director Stock Plan	—	—	95,824

Equity Compensation Plans Not Approved by Shareholders:
Option Plans(2)	33,541,463	$27.51	26,668,095
Restricted Stock Plan	—	—	1,049,917
Total	46,508,734		38,162,140

(1)          Includes options issued under the Stock Option Plan, Executive Officer Stock Option Plan and Director Stock Option Plan.

(2)          Includes options issued under the 1997 Employees Stock Option Plan, options assumed in the Mediamatics, Cyrix and ComCore acquisitions, options granted to our former chairman upon his retirement, and options issued as part of the consideration paid for DigitalQuake.

Information about our Equity Compensation Plans not approved by Stockholders

The 1997 Employees Stock Option Plan provides for the grant of nonqualified stock options to employees who are not executive officers of the company. Options are granted at market price on the date of grant and can expire up to a maximum of ten years and one day after grant or three months after termination of employment (up to five years after termination due to death, disability or retirement), whichever occurs first. Options can vest after six months but most granted through the end of fiscal 2003 begin vesting after one year and ratably thereafter. At the end of fiscal 2003, there were 33,108,247 shares outstanding under this plan with a weighted-average exercise price of $27.58.

The option granted to our former chairman was granted in 1995 upon his retirement after more than twenty years of service. The option was granted at $27.875 per share, the market price on the date of grant, expires ten years and one day after grant, and became exercisable ratably after a four-year period. At the end of fiscal 2003, there were options to purchase 140,000 shares outstanding under this grant.

In connection with the DigitalQuake acquisition in fiscal 2003, we granted options for 130,698 shares to five founding shareholders of DigitalQuake. These options were granted at $15.85, the market price on the date of grant and become exercisable in two equal installments, one and two years after the date of grant. The option gives the DigitalQuake founding shareholders the right to receive all or a portion of their installment payments of the purchase price paid for DigitalQuake in cash or stock, subject to remaining employed by National.

Our Restricted Stock Plan authorizes issuance of restricted stock to employees who are not officers of the company. The plan has been made available to a limited group of employees with technical expertise considered important to the company. The restrictions expire over time, ranging from two to six years after issuance.

Options Assumed in Acquisitions:

We assumed Cyrix’s outstanding obligations under its 1988 incentive stock plan in our acquisition of Cyrix in 1997. Each option under the Cyrix plan converted into the right or option to purchase 0.825 shares of our common stock, and the exercise price was adjusted accordingly. These options expire up to a maximum of ten years after grant, subject to earlier expiration upon termination of employment. No more options have been or will be granted under this Cyrix plan. At the end of fiscal 2003, there were Cyrix options to purchase 158,638 shares of National stock remaining outstanding with a weighted-average exercise price of $22.90.

We assumed Mediamatics’ and Comcore’s outstanding obligations under their stock option plans and stock option agreements with their employees and consultants when we acquired Mediamatics in fiscal 1997 and ComCore in fiscal 1998. Each optionee under these plans received an option for equivalent shares of our common stock based on the exchange rate used in the applicable acquisition agreements. These options expire up to a maximum of ten years after the date of grant, subject to earlier expiration upon termination of employment. No more options have been or will be granted under these plans. At the end of fiscal 2003, options to purchase 2,883 shares with a weighted-average exercise price of $2.85 were outstanding under the Mediamatics plans and options to purchase 997 shares with a weighted average exercise price of $0.50 were outstanding under the ComCore plan.

COMPANY STOCK PRICE PERFORMANCE

The following graph compares a $100 investment in National stock at the beginning of a five year period, with a similar investment in the Standard & Poor’s 500 Stock Index and Standard & Poor’s 500 Semiconductors Index. It shows cumulative total returns over the five year period, assuming reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NATIONAL,
S&P 500 INDEX AND S&P SEMICONDUCTORS INDUSTRY INDEX

TOTAL SHAREHOLDER RETURNS

	May 98	May 99	May 00	May 01	May 02	May 03

National Semiconductor Corp.	$100.00	$119.23	$330.77	$173.05	$197.72	$138.03
S&P 500 Index	$100.00	$121.03	$133.77	$120.07	$103.26	$90.53
S&P 500 Semiconductors	$100.00	$158.47	$385.84	$181.12	$150.75	$102.33

*                 Assumes $100 invested on 5/31/98 in stock or index, including reinvestment of dividends.

Notwithstanding anything to the contrary stated in anything we have previously filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings (including all or any part of this proxy statement), the Compensation Committee Report on Executive Compensation, the Audit Committee Report and the Stock Price Performance graph shall not be incorporated by reference into such filings; nor shall the reports or graph be incorporated by reference into future filings.

OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

Our common stock is our only class of voting capital stock, and it is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 14, 2003. At the close of business on that date, we had issued and outstanding 184,720,453 shares of common stock and the closing price of the common stock as reported in The Wall Street Journal’s New York Stock Exchange composite transactions was $23.98.

The holders of a majority of the issued and outstanding shares of the common stock have to be present, in person or by proxy, to constitute a quorum at the 2003 Annual Meeting of Stockholders. Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes count for determining a quorum but only broker non-votes are not counted in determining the number of shares voted on proposals presented to stockholders. Each holder of common stock is entitled to one vote for each share held.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of more than 5% of National’s outstanding common stock as of June 30, 2003 as reported to the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp 82 Devonshire Street Boston, MA 02109	27,102,712	(1)	14.75

OppenheimerFunds, Inc. 498 Seventh Avenue New York, NY 10018	16,709,980	(2)	9.09

Ralph V. Whitworth Relational Investors, LLC 11975 El Camino Real, Suite 300 San Diego, CA 92130	13,025,000	(3)	7.09

(1)               Includes 488,055 shares of which FMR Corp. has sole voting power and 27,102,712 shares of which FMR Corp. has sole dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 14, 2003, filed jointly by FMR Corp. on behalf of: itself; its wholly owned subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc.; Edward C. Johnson 3rd, chairman and owner of 12.0% of the aggregate outstanding voting stock of FMR Corp.; Abigail Johnson, director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp.; Fidelity Growth Company Fund, one of the Fidelity Funds; and Fidelity International Limited, of which Edward C. Johnson 3rd is chairman and 39.89% of which is owned by a partnership controlled by Edward C. Johnson 3rd and members of his family. Numbers include 628 shares beneficially owned by Geode Capital Management, LLC (“Geode LLC”), an investment adviser owned by Fidelity Investors III Limited Partnership (“FILPIII”), of which Fidelity Investors Management, LLC (“FIML”) is the general partner and investment manager. The managers of Geode LLC, and members of FIML and the limited partners of FILPIII are certain shareholders and employees of FMR Corp.

(2)               Includes 16,709,980 shares of which OppenheimerFunds Inc. has shared dispositive power. The information concerning shares owned is from a Schedule 13-G dated February 13, 2003, filed by OppenheimerFunds, Inc.

(3)               Includes 13,025,000 shares of which Ralph V. Whitworth and Relational Investors, LLC have sole voting and dispositive power. The information concerning shares owned is from a Schedule 13-D dated February 21, 2003 filed jointly by Relational Investors, L.P. (“RILP”), Relational Fund Partners, L.P. (“RFP”), Relational Coast Partners, L.P. (“RCP”), Relational Partners, L.P. (“RP”), RH Fund1, L.P. (“RH1”), RH Fund2, L.P. (“RH2”), Relational Investors III, L.P. (“RIIII”), Relational Investors, LLC (“RILLC”), Ralph V. Whitworth, David H. Batchelder, Joel L. Reed and James J. Zehentbauer. RILLC is the sole general partner of RILP, RFP, RCP, RP, RH1 and RH2 and the sole managing member of the general partner of RIIII, RILP, RFP, RCP, RP, RH1, RH2, and RIIII. Messrs. Whitworth, Batchelder and Zehentbauer are the principles of RILLC and Mr. Reed is the principal of Relational Advisors LLC.

AGREEMENTS WITH CERTAIN BENEFICIAL OWNERS

As noted above, Ralph V. Whitworth and Relational Investors, LLC and other funds and partnerships controlled by Relational Investors, LLC (all collectively, “Relational”) own approximately 7.09% of our common stock. Relational had submitted a nomination of two persons for election to our Board of Directors at the 2003 Annual meeting. We had discussions with Relational seeking mutually agreeable alternatives to a contested proxy solicitation. On July 21, 2003, we entered into an agreement with Relational whereby, among other things, Relational agreed to withdraw the nomination of its candidates and we agreed to have periodic meetings with representatives of Relational to discuss any concerns they may have. In addition, the agreement provides that, under certain circumstances, Relational can nominate a candidate for election to our Board at the 2004 Annual Meeting and this nominee will be included in our proxy materials for that meeting. If elected at the 2004 Annual Meeting and if requested by Relational, the Relational nominee will also be included in our recommended slate of directors for the 2005 Annual meeting. The agreement will terminate if Relational ceases to own 5% of our currently outstanding shares.

STOCKHOLDER PROPOSALS

In order to be included in next year’s proxy statement and proxy card to be used in connection with our 2004 Annual Meeting of Stockholders, stockholder proposals must be received in writing by us no earlier than April 29, 2004 and no later than May 30, 2004. Any proposal received after May 30, 2004 will be considered untimely. The proposals must also comply with applicable law and regulations.

ANNUAL REPORT

The annual report for our fiscal year ended May 25, 2003, is included with this proxy statement. You should read this report carefully for financial and other information about National. However, unless pages from the Annual Report are specifically incorporated in this proxy statement, they are not to be considered part of the proxy soliciting material.

FORM 10-K

We will provide free of charge to any person who receives this proxy statement a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (excluding exhibits). In order to receive the Form 10-K, please send your written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090. You may also obtain a copy of our Form 10-K, as well as other reports we have filed with the SEC, on our “Investor Information” website located at www.national.com.

INCORPORATION BY REFERENCE

As provided by Schedule 14A under the Securities Exchange Act of 1934, the section entitled “Executive Officers of the Registrant” from Part I of our Annual Report on Form 10-K for the fiscal year ended May 25, 2003 is incorporated by reference.

KEEP YOUR ADDRESS CURRENT

It is important that you keep our transfer agent, EquiServe Trust Company N.A., informed of your current address. The escheat laws are being increasingly enforced by many states. This has forced us to report to a number of states the names of stockholders whose mailings have been returned to us as undeliverable. Once your name has been reported to the state, your shares can be “sold” by the state (even if the state does not have physical possession of your stock certificate) and you must go to the state to retrieve the value of your shares. EquiServe Trust Company N.A.’s address is P.O. Box 43023, Providence, Rhode Island 02940-3023, phone number: 1-877-498-8865 or 1-781-575-4593; web address: http:/ /www.equiserve.com.

OTHER MATTERS

We do not know of any other matters that will be brought before the meeting. If any other matters are properly brought before the meeting, however, the individuals named in the proxy card will use their best judgment to vote proxies given to them.

Whether or not you plan to attend the meeting, please provide your proxy as soon as possible either by telephone, the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

JOHN M. CLARK III
Secretary
August 22, 2003

(This page intentionally left blank)

APPENDIX A

NATIONAL SEMICONDUCTOR CORPORATION
2003 EMPLOYEES STOCK PURCHASE PLAN

1.              TITLE OF PLAN

The title of this plan is the National Semiconductor 2003 Employees Stock Purchase Plan and may be referred to hereinafter as the “Plan”.

2.              PURPOSE

The Plan is intended to encourage ownership of Common Stock of the Corporation by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Corporation on a consolidated basis. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible for the Corporation to attract and retain qualified employees on a worldwide basis. The Plan is intended to qualify in the U.S. as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”).

3.              DEFINITIONS

As used in this Plan:

(a)          “Base Compensation” means for employees of U.S. Participating Companies the basic or regular salary, plus all sales commissions, overtime, lead premiums and shift differential received from the employing Participating Company. Base Compensation means for employees of International Subsidiaries the basic or regular guaranteed compensation as determined in accordance with the policies and procedures of the employing Company. Base Compensation in either case excludes other forms of renumeration such as salary continuance, severance benefits, redundancy pay, termination indemnities and other post employment benefits.

(b)         “Board” means the Board of Directors of the Corporation.

(c)          “Brokerage Account” means the participant’s stock account in the United States with a brokerage firm selected by the Corporation to which the Corporation transfers shares of Common Stock purchased under the Plan on behalf of the participant.

(d)         “Committee” means the Compensation Committee of the Board, which shall have a minimum of three members, none of whom (i) are employees of the Corporation (or any of its U.S. or International Subsidiaries); or (ii) have participated in the Plan within twelve (12) months of becoming a member of the Committee.

(e)          “Common Stock” means the $0.50 par value common stock of the Corporation.

(f)            “Company Share” means, with respect to Common Stock purchased on behalf of participants of Participating Companies which are International Subsidiaries on a Purchase Date for a Purchase Period, in U.S. dollars, the excess of the Fair Market Value of the Common Stock on the Purchase Date over the purchase price paid by the participant.

(g)         “Corporate Reorganization” means (i) the consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets or the complete liquidation or dissolution of the Corporation.

(h)         “Corporation” means National Semiconductor Corporation.

(i)             “Eligible Employee” means, for Participating Companies in the U.S., an individual reported on the payroll records of the Participating Company as a common law employee and excluding any individuals not treated as common law employees on the payroll records of the Participating Company even if a determination is subsequently made by the Internal Revenue Service, other governmental agency, a court or other tribunal that such individuals are common law employees of the Participating Company for purposes of pertinent Internal Revenue Code sections or for any other purpose. Eligible Employee means for Participating Companies which are International Subsidiaries, as determined by the Participating Company, any individual who is employed on a regular basis by the Participating Company and is on the payroll of the Participating Company. In either case, “Eligible Employee” shall exclude any employees who (i) are not permitted to participate by local law or regulation; (ii) directors of the Corporation; (iii) executive officers of the Corporation identified in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission; or (iv) are otherwise excluded by the Participating Company under uniform and consistent rules.

(j)             “Fair Market Value” means the opening price of the Common Stock on the New York Stock Exchange on a given day or if there is no trading on that day, the opening price of the Common Stock on the New York Stock Exchange on the last preceding trading date.

(k)          “International Subsidiary” means any corporation with operations outside the United States in which the Corporation controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock.

(l)             “Offering Period” means a twelve (12) month period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined pursuant to Section 6(d).

(m)       “Participating Company” means (i) the Corporation; and (ii) each present and future International Subsidiary and U.S. Subsidiary that have adopted the Plan.

(n)         “Pay Period” means the pay period used by a Participating Company from time to time.

(o)         “Purchase Date” means, with respect to a Purchase Period, the last business day of each calendar quarter on the New York Stock Exchange.

(p)         “Purchase Period” means a three-month period in which payroll deductions may be made for the purchase of Common Stock under the Plan, as determined pursuant to Section 6(d).

(q)         “U.S. Subsidiary” means any corporation incorporated in the U.S. with operations and employees in the U.S. in which the Corporation controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock.

4.              STOCK SUBJECT TO THE PLAN

The total number of shares of Common Stock which may be issued by the Corporation under the Plan is 8,000,000, which may be unissued shares, or shares reacquired by the Corporation, including shares bought by the Corporation on the market.

5.              ADMINISTRATION

(a)          The Plan shall be administered by each Participating Company in accordance with such terms, conditions and provisions as may be adopted by the Committee from time to time.

(b)         The Committee shall have the plenary power, subject to and within the limits of the express provisions of this Plan:

(i)             to construe and interpret the Plan and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power shall generally determine all questions of policy and expediency that may arise, may correct any defect, or supply any omission or reconcile any inconsistency in the Plan or in any instrument associated with the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(ii)          to the extent not provided in this Plan, to establish the terms under which the Common Stock may be purchased.

6.              ENROLLMENT AND PARTICIPATION

(a)          After the Plan is adopted by the Participating Company, each Eligible Employee in the Participating Company shall be eligible for participation in the Plan at the next practicable Offering Period. Participation in the Plan is wholly voluntary. In order to participate in the Plan for a particular Offering Period, an Eligible Employee must complete the required enrollment information and submit it to the Participating Company before the final entry date for the Offering Period.

(b)         Enrollment applications for participation shall include at a minimum (i) a payroll deduction authorization specifying the amount of payroll deductions; (ii) an agreement to open a Brokerage Account and an authorization to have all shares of Common Stock purchased under the Plan on behalf of such participant transferred to the Brokerage Account; (iii) an agreement to be bound by all of the applicable terms and conditions of the Plan, any rules established thereunder, and the Brokerage Account terms and conditions; (iv) a notice that participation will continue unchanged in the Plan unless the employee is no longer an Eligible Employee, terminates from service, or notifies the Participating Company by filing the appropriate form that the employee wishes to change participation; and (v) any other information deemed necessary or desirable by the Participating Company. Enrollment applications for International Subsidiaries shall also include the following: (vi) a specification of the employee’s tax residence and citizenship; (vii) an agreement that information obtained in connection with the employee’s Plan participation may be communicated outside the country in which he or she is employed; (viii) a statement requesting treaty protection for purposes of any applicable United States withholding taxes on cash dividends, if any, earned on the Common Stock and, solely for such purposes, an agreement that the employee’s identity may be disclosed to the taxing agency of the United States and the country in which the employee resides or is employed; and (ix) to the extent applicable, an authorization to have any required withholding taxes on the Participating Company Share withheld from the participant’s wage payments. Where required by local law or regulation, enrollment applications will be in written form. The Participating Company shall periodically notify employees of the Plan and furnish enrollment applications when requested by employees and take other necessary or appropriate action to enroll Eligible Employees.

(c)          Once enrolled in the Plan, a participant shall continue to participate in the Plan and deductions shall continue in effect until the participant ceases to be an Eligible Employee, terminates from service for any reason, withdraws from the Plan or reaches the end of the Purchase Period in which his or her payroll deductions were discontinued under Section 11(b). A participant whose employee contributions were discontinued automatically under Section 11(b) shall automatically resume participation at the beginning of the earliest Purchase Period ending in the next calendar year, if he or she is then an Eligible Employee.

(d)         While the Plan is in effect, four overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the twelve (12) month periods commencing on each January 1, April 1, September 1, and October 1. While the Plan is in effect, four Purchase Periods shall commence in each calendar year. The Purchase Periods shall consist of the three-month periods commencing on each January 1, April 1, September 1, and October 1.

(e)          For purposes of calculating the Purchase Price under Section 10(a), the applicable Offering Period shall be determined as follows:

(i)             Once a participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period,

(B) the end of his or her participation under Section 6(c) above or (C) re-enrollment for a subsequent Offering Period under paragraph (ii) or (iii) below.

(ii)          In the event that the Fair Market Value of the Common Stock on the first trading day of the Offering Period for which the participant is enrolled is higher than on the first trading day of any subsequent Offering Period, the participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)       Any other provision of the Plan notwithstanding, the Corporation (at its sole discretion) may determine prior to the commencement of any new Offering Period that all participants shall be re-enrolled for such new Offering Period.

(iv)      When a participant reaches the end of an Offering Period and his or her participation in the Plan is to continue, then such participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

7.              PAYROLL DEDUCTIONS

(a)          A participant may make payroll deductions under the Plan only through payroll deductions authorized by the participant. Subject to the limitations set forth in Section 11, a participant may elect payroll deductions under the Plan of up to ten percent (10%) of the participant’s Base Compensation for a Purchase Period in multiples of one percent (1%).

(b)         Once a participant has enrolled, participation shall be on a continuing basis with payroll deductions at the level selected by the participant until changed by the participant or until the Plan has otherwise terminated.

(c)          The participant may change the election for the rate of payroll deductions from one Purchase Period to the next Purchase Period by filing with the Company the appropriate form before the final change date for the Purchase Period. Payroll deductions, however, will automatically cease upon termination for any reason of a participant’s right to purchase Common Stock under this Plan.

(d)         A participant may withdraw from the Plan by filing with the participant’s Participating Company the appropriate form prior to the close of a Purchase Period and receive a refund of the amount of payroll deductions credited to his or her account not yet used to purchase Common Stock. Once a participant has withdrawn from the Plan, a participant can only resume participation so long as he or she is an Eligible Employee by re-enrolling in the Plan by submitting the appropriate form before the final entry date for the subsequent Offering Period in which the participant wishes to resume participation.

(e)          The amounts collected from a participant through payroll deductions will be credited to the participant’s individual account maintained on the Participating Company’s books, but no separate account will actually be established to hold such amounts. Interest will not be paid on the outstanding balance credited to the book account. The amounts collected from each participant may be commingled with the general assets of the Participating Company and may be used for any corporate purpose. For participants employed by International Subsidiaries, such amounts will be held by the Participating Company in local currency until transferred to the Corporation.

(f)            No later than is practicable with respect to each Purchase Date for each Purchase Period, each Participating Company which is an International Subsidiary shall transfer to the Corporation the payroll deductions for Pay Periods included in the Purchase Period converted into U.S. dollars as of such Purchase Date for the purchase of shares of Common Stock.

8.              CHANGE IN EMPLOYMENT STATUS

(a)          Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan.

(b)         A transfer of a participant from one Participating Company to another Participating Company shall not be treated as a termination of employment. In such case, participation shall continue uninterrupted, although the purchase at the end of the Purchase Period in which the transfer occurs may be processed by more than one Participating Company. A transfer of a participant from a Participating Company to a non-Participating Company shall be treated as a withdrawal from the Plan effective at the end of the Purchase Period in which the transfer occurs. In such case, payroll deductions made prior to the transfer shall be used to purchase stock on behalf of the participant at the end of the applicable Purchase Period. The transfer of a division, facility, operation or trade or business of a Participating Company to an entity that is not a Participating Company shall be treated as an automatic withdrawal from the Plan with respect to the group of affected participants.

(c)          For purposes of the Plan, employment shall not be deemed to terminate when the participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Participating Company in writing. For U.S. Participating Companies, employment shall be deemed to terminate 90 days after the participant goes on a leave, unless a contract or statute guarantees his or her right to return to work, and employment shall be deemed to terminate in any event when the approved leave ends, unless the participant immediately returns to work. For Participating Companies that are International Subsidiaries, termination of employment in connection with the end of an approved leave shall be determined in accordance with the policies and procedures of the Participating Company.

(d)         In the event of the participant’s death, payroll deductions which have not been used to purchase Common Stock shall be refunded through the Participating Company’s payroll services to the individual or entity entitled to receive the participant’s final paycheck.

9.              COMPANY SHARE

(a)          A Participating Company which is an International Subsidiary shall contribute an amount under the Plan on behalf of each participant who makes payroll deductions for the Purchase Period equal to the Company Share for that Purchase Period; provided, however, that no Company Share shall be paid for a Purchase Period on behalf of any participant who is not an Eligible Employee on the last day of the Purchase Period. The Company Share for the Purchase Period shall be paid to the Corporation in the same manner and at the same time as the corresponding payroll deductions, or as soon as administratively practicable thereafter.

(b)         In those countries where participants incur current tax and/or social charges liability on the Company Share when paid to the Corporation and local law permits the Participating Company to withhold such liability from current pay, a participant may be permitted to have withholding taken from pay earned, to the maximum extent permitted by law and as is administratively practicable.

10.       PURCHASE OF SHARES

(a)          The purchase price for each share of Common Stock purchased at the close of a Purchase Period shall be the lesser of:

(i)             85% of the Fair Market Value in U.S. Dollars of such share on the last trading day in such Purchase Period; or

(ii)          85% of the Fair Market Value of such share on the first trading day of the applicable Offering Period.

(b)         The number of shares purchasable per participant per Purchase Period will be the number of shares, including fractional shares if applicable, obtained by dividing the total amount credited for the participant’s book account in U.S. dollars as of the Purchase Date for that Purchase Period by the purchase price in effect for such period. In the event that fractional shares cannot be credited to the participant’s Brokerage Account, the Corporation shall transfer only whole shares of the Common Stock to the participant’s Brokerage Account. Any amounts remaining in the participant’s book account after such purchase shall be held and applied toward the purchase of shares of Common Stock in the next Purchase Period. Other than the limitations contained in Section 11, the Plan does not state a maximum or minimum number of shares that may be purchased by a participant.

(c)          No later than is practicable with respect to the Purchase Date for each Purchase Period, a Participating Company which is an International Subsidiary shall transfer to the Corporation payroll deductions and the Company Share made on behalf of participants for the purchase of shares of Common Stock.

(d)         Notwithstanding the foregoing or other provisions of the Plan to the contrary, in the event a participant is not an Eligible Employee on the last day of a Purchase Period or has ceased making payroll deductions during the Purchase Period, (i) no Common Stock will be purchased on behalf of the participant for the corresponding Purchase Period, (ii) no Company Share, if applicable, shall be paid on behalf of the participant and (iii) the Participating Company shall return all payroll deductions made by the participant for the Purchase Period (but no interest on such deductions).

(e)          As soon as practical after each Purchase Date, the Common Stock acquired on behalf of each participant shall be transferred to the participant’s Brokerage Account.

(f)            At the close of each Purchase Period, each participant in the Plan will receive a report showing (i) the amount of payroll deductions credited to the participant’s book account during such Purchase Period and applied to the purchase of Common Stock; (ii) the amount of the corresponding Company Share applied to the purchase of Common Stock for such Purchase Period; (iii) the purchase price per share in effect for such Purchase Period; and (iv) the amount of payroll deductions, if any, carried over to the next Purchase Period.

(g)         Should the total number of shares of Common Stock to be purchased on any particular Purchase Date exceed the number of shares then available for issuance under the Plan, the available shares will be allocated pro-rata on a uniform and non-discriminatory basis. The amount of payroll deductions not applied to the purchase of Common Stock shall be refunded to the participant in local currency by the Participating Company and amounts attributable to any Company Share will be refunded to the Participating Company in local currency by the Corporation.

(h)         Brokerage fees, transfer taxes, and any other expenses incident to the sale of Common Stock by a participant shall be deemed to be part of the cost of the sale of Common Stock. All such charges, as well as any Brokerage Account fees and any charges for the transfer of shares and the issuance and delivery of share certificates, shall be for the account of the participant.

(i)             To the extent required by applicable federal, state, local or foreign law, a participant shall make arrangements satisfactory to the Participating Company for the satisfaction of any withholding tax obligations that may arise in connection with the Plan. The Corporation shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

11.       LIMITATIONS ON STOCK OWNERSHIP

(a)          No participant shall be granted a right to purchase Common Stock under the Plan if such participant, immediately after his or her election to purchase the Common Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Corporation, computed in accordance with Section 423(b)(3) of the Internal Revenue Code.

(b)         No participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:

(i)             In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) U.S. Dollars $25,000 less (B) the Fair Market Value of the Common Stock that the participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Corporation).

(ii)          In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) U.S. Dollars $50,000 less (B) the Fair Market Value of the Common Stock that the participant previously purchased (under this Plan and all other employee stock purchase plans of the Corporation) in the current calendar year and in the immediately preceding calendar year.

For purposes of this subsection (b), the Fair Market Value of the Common Stock shall be determined in each case in U.S. Dollars as of the beginning of the Offering Period in which such Common Stock is purchased. If a participant is precluded by this Section 11(b) from purchasing additional Common Stock under the Plan, then his or her payroll deductions shall be automatically discontinued and shall resume at the beginning of the earliest Purchase Period ending in the next calendar year so long as he or she remains an Eligible Employee.

12.       TERMINATION FROM SERVICE OR OTHER EVENT DISQUALIFYING PARTICIPANT AS AN ELIGIBLE EMPLOYEE

In the event a participant is not an Eligible Employee on the last day of a Purchase Period, (i) no Common Stock will be purchased on behalf of the participant for the corresponding Purchase Period; (ii) no Company Share, if applicable, shall be paid on behalf of the participant; and (iii) the Participating Company shall refund to the participant in local currency (or upon his or her death, to the individual or entity entitled to receive the participant’s final paycheck) all payroll deductions credited to the participant’s book account as of such date (but no interest on such deductions). A participant’s Brokerage Account may continue to be maintained at the discretion of the Plan broker, subject to the procedures and rules established by the Brokerage Account.

13.       RIGHTS AND RESTRICTIONS APPLICABLE TO SHARES

(a)          A participant will have no rights as a stockholder with respect to shares of Common Stock subject to any purchase right held by such participant under the Plan until that right is exercised on the applicable Purchase Date, unless otherwise prohibited by local laws or regulations. No adjustments will be made for any dividends or distributions for which the record date is prior to the applicable Purchase Date.

(b)         All shares of Common Stock held in the participant’s Brokerage Account may be voted by the participant.

(c)          In the event any transaction which is evidenced by the filing of a Statement on Schedule 14D-1 with the Securities and Exchange Commission under the United States Securities Exchange Act of 1934, or in the event of any other similar transaction (a “Tender Offer”), including, but not limited to, a “self-tender”, then, all, any part or none of the Common Stock held in a participant’s Brokerage Account shall be tendered and sold or exchanged pursuant to such Tender Offer at the direction of the participant in accordance with procedures established by the Brokerage Account.

(d)         Shares held or distributed by the Plan or the Plan broker may include such legends or may be subject to such terms, conditions, stop-transfer orders or other restrictions on transferability as the Corporation may reasonably require in order to assure compliance with the applicable (i) securities or other laws or regulations of any country or (ii) the terms of the Plan. Each person who has shares distributed to him or her from the Brokerage Account shall be issued a certificate for the shares which shall be registered in the name of the recipient, and may bear an appropriate legend reciting the terms, conditions, and restrictions applicable to such shares and may be subject to appropriate stop-transfer orders.

(e)          The Corporation and each Participating Company shall take all reasonable actions to assure that, as of the Purchase Date, the Corporation has an accurate list of all participants’ amounts of payroll deductions credited to their book accounts and the number of shares to be credited to each participant’s Brokerage Account. Each Participating Company agrees to render any reasonably necessary and appropriate assistance to assure a proper distribution of any cash dividends and reasonable compliance with applicable securities or other laws or regulations for each applicable country.

(f)            The Plan shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of stock or shares or of options, warrants or rights to purchase stock or shares or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect shares or the rights thereof or which are convertible into or exchangeable for shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.       RIGHTS NOT TRANSFERABLE

The rights of any participant under the Plan, or any participant’s interest in any Common Stock or monies to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the participant to withdraw from the Plan under Section 7(d).

15.       NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan or in any right granted under the Plan shall confer upon any participant any right to continue in the employ of the Corporation or a Participating Company for any period of specific duration or interfere with or otherwise affect or restrict in any way the rights of the Corporation, Participating Companies or of the participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of the employment of any employee.

16.       ADJUSTMENT IN NUMBER OF SHARES AND IN PURCHASE PRICE

(a)          In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, appropriate adjustments in the number of shares available for purchase, as well as the shares subject to purchase rights and the purchase price thereof, shall be made, provided that no fractional shares shall be subject to purchase and each purchase right shall be adjusted down to the nearest full share.

(b)         Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period(s) and Purchase Period(s) then in progress shall terminate and shares shall be purchased pursuant to Section 10, unless the Plan is continued or assumed by the surviving corporation or its parent corporation.

17.       ADMINISTRATION – SPECIFIC PROVISIONS

(a)          Each Participating Company shall have general responsibility for the administration and interpretation of the Plan for its employees and the Corporation shall have overall responsibility for the operation of the Plan in all countries. In the case of any inconsistency or conflict between a decision, determination, construction or interpretation by the Corporation and the Participating Company, the decision, determination, construction or interpretation by the Corporation shall control.

(b)         The Corporation and the Participating Company may engage such certified public accountants or legal counsel, and make use of such agents and clerical or other personnel, as the Corporation and/or the Participating Company shall require or may deem advisable for purposes of meeting their responsibilities under the Plan. The Corporation and/or the Participating Company may rely upon the written opinion of such counsel and such accountants or such other experts to which it reasonably delegates responsibilities. The Corporation and/or the Participating Company may delegate to any such agent its authority to perform any of its responsibilities hereunder; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Corporation and/or the Participating Company, as the case may be.

(c)          No employee, officer or member of the Board or equivalent governing body of the Corporation or any Participating Company shall be personally liable by reason of any contract or other instrument duly executed by him or her, or on his or her behalf, in respect of the Plan, nor for any mistake of judgment made in good faith.

18.       ADOPTION AND WITHDRAWAL BY PARTICIPATING COMPANIES

(a)          Any Participating Company may adopt the Plan by appropriate corporate or other action with the consent of the Corporation.

(b)         Any Participating Company may withdraw from its participation in the Plan by giving the Corporation prior notice specifying a withdrawal date which shall be at least sixty (60) days (or such shorter period as the Corporation may consent to) subsequent to the date such notice is received by the Corporation. The Corporation may terminate any Participating Company’s participation in the Plan, as of any withdrawal date it specifies, for any reason, including, but not limited to, the failure of the Participating Company to pay the proper Company Share to the Corporation or to take appropriate action to assure compliance with any other provision of the Plan or with any applicable requirements of any country or agency. Notice of any withdrawal of a Participating Company from the Plan by the Corporation shall be given to the withdrawing Participating Company. The transfer of a Participating Company to an entity that is not a Participating Company shall be treated as a withdrawal of a Participating Company for purposes of this Section without further action by the Corporation or any Participating Company.

(c)          Upon the withdrawal of any Participating Company, no further payroll deductions or corresponding Company Share on behalf of affected participants shall be made for Pay Periods ending after the withdrawal date. All purchase rights of affected participants shall terminate as of such withdrawal date and no further shares shall be purchased on behalf of such affected participants after such withdrawal date. Any rights of participants or employees who had been or are employed by other Participating Companies shall be unaffected by such withdrawal. The withdrawing Participating Company shall refund to each affected participant in local currency the amount of payroll deductions credited to his or her book account not invested in shares of Common Stock as of the withdrawal date but thereafter no other amount shall be payable under the Plan to or in respect of any affected participants. The distribution of the payroll deductions in book accounts attributable to the employees of a withdrawing Participating Company shall constitute a complete discharge of all liabilities under the Plan with respect to such Participating Company’s participation in the Plan and with respect to any affected participant or beneficiary.

(d)         Upon a Participating Company’s withdrawal from the Plan, the Brokerage Accounts of affected participants shall continue to be maintained at the discretion of the broker under which the Brokerage Account is established, subject to procedures and rules established by the Brokerage Account.

19.       AMENDMENT OR TERMINATION OF THE PLAN

(a)          The Corporation reserves the right at any time, either prospectively or retroactively, to amend, suspend or terminate the Plan, any contributions thereunder, in whole or in part, and for any reason and without the consent of any participant, beneficiary or Participating Company. The Participating Company reserves the right, with the consent of the Corporation, at any time either prospectively or retroactively, to amend or suspend the Plan with respect to its employees working in a country, or any contributions thereunder, in whole or in part, and for any reason without the consent of any participant or beneficiary. No amendment may be made except upon approval of the shareholders of the Corporation which will increase the number of shares authorized for the Plan, alter the purchase price formula so as to reduce the purchase price for stock purchased under the Plan, otherwise materially increase the benefits accruing to Plan participants or materially modify the requirements for Plan participation. Notwithstanding the foregoing, the rights and obligations with respect to purchase rights at any time outstanding under the Plan may not be altered or impaired by any amendment or termination of the Plan. Notwithstanding the foregoing, and except as provided in Sections 18 and 19, no action shall reduce the amount of payroll deductions credited to any participant’s book account prior to such action, nor otherwise materially and substantially diminish any participant’s rights with respect to payroll deduction amounts credited to his or her book account under the Plan prior to such action, as determined by the Corporation or the Participating Company with the Corporation’s consent, as the case may be. Prompt notice specifying the adoption date and effective date of any amendment, modification, suspension or termination of the Plan shall be given by the Corporation or the Participating Company, whichever adopts the action, to the other, and to all Participating Companies.

(b)         Upon complete termination of the Plan by the Corporation for all Participating Companies, no further payroll deductions or corresponding Company Share shall be made for Pay Periods ending after the effective date of termination (the “Termination Date”). All purchase rights of participants shall terminate as of such Termination Date and no further shares shall be purchased on behalf of such affected participants after such Termination Date.

(c)          Subject to receipt of such legal determinations, approvals or notifications as the Corporation may deem necessary or advisable for a country with the advice of the Participating Company, upon termination of the Plan for the Participating Company or by the Corporation for all Participating Companies, the entire balance of payroll deductions held for the book account of each participant in service shall be distributed to the participant (or, in the case of the participant’s intervening death, to the individual or entity entitled to receive the participant’s final paycheck) in a lump sum cash payment in local currency, in accordance with such other uniform terms and conditions as may be established by the Participating Company. The distribution of the payroll deduction amounts in such book accounts in cash in local currency as provided in this Section 19 shall constitute a complete discharge of all liabilities under the Plan. Distribution of amounts and shares held in the Brokerage Account upon termination of the Plan shall be subject to terms established by the Brokerage Account.

20.       GENERAL LIMITATIONS AND PROVISIONS

(a)          Each participant shall bear all risks in connection with any currency exchange fluctuations and any decrease in the value of the participant’s Brokerage Account and amounts credited to participant’s book account awaiting investment. Neither the Corporation, nor the Participating Company, nor any employee, officer or director thereof, shall be liable or responsible therefore.

(b)         Any Participating Company may cause to be made, as a condition prior to any payment in connection with the Plan, appropriate arrangements for the withholding of any taxes or social charges required for a country.

(c)          Each person who shall claim the right to any payment under the Plan shall be entitled to look only to the employing Participating Company for such payment and shall not have any right, claim or demand therefor against the Corporation or any employee, officer, director or agent thereof.

(d)         No amount payable at any time under the Plan shall be subject in any manner to alienation in any form or of any kind subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall, or attempt to, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan or any part thereof or if, by reason of his or her bankruptcy or other event happening at any such time, such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then the Participating Company, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as the Participating Company may deem proper.

(e)          The Participating Company with consent of the Corporation may make such rules as deemed appropriate for handling payment of accounts to lost participants or beneficiaries.

(f)            If any Company Share or payroll deduction is paid by mistake of fact or law, an amount shall be returned at the direction of the Participating Company as soon as practicable in accordance with rules adopted by the Participating Company.

(g)         All elections, designations, requests, notices, instructions and other transmittals or communications from any person to the Corporation or any Participating Company required or permitted under the Plan shall be in writing, and communications will be deemed received under the rules established for the Plan for receipt of communications made in accordance with such procedures and forms as such companies respectively may establish.

(h)         Except as otherwise expressly required under the laws of a country, the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the state of Delaware, United States of America. Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable for a country, such determination shall in no way affect the application of that provision in any other country, or any of the remaining provisions of the Plan.

(This page intentionally left blank)

DETACH HERE

PROXY

NATIONAL SEMICONDUCTOR CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors
2003 Annual Meeting of Stockholders, September 26, 2003

        The undersigned acknowledges receipt of (a) Notice of 2003 Annual Meeting of the Stockholders of National Semiconductor Corporation (the "Company") to be held on September 26, 2003, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 25, 2003. The undersigned hereby appoints Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, Proxies of the undersigned to vote all stock of the Company and, if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side of this card to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held in Building 31 of the Company's headquarters at 955 Kifer Road, Sunnyvale, California on September 26, 2003 or any adjournment of the meeting, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment of the meeting.

        The Company's Board of Directors Recommends a FOR Vote on Each Item and Shares Will Be So Voted Unless Otherwise Directed.

        You may also vote via telephone or Internet. See instructions on reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NATIONAL SEMICONDUCTOR CORP.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

•    CONSIDER RECEIVING FUTURE NATIONAL PROXY MATERIALS VIA THE INTERNET!

Consider receiving future National Annual Report and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. While we have not fully implemented electronic distribution of shareholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save National the future costs of producing, distributing and mailing these materials.

Accessing National's Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access National's Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
	[GRAPHIC]
				[GRAPHIC]
1.	Log on to the Internet and go to http://www.eproxyvote.com/nsm	OR	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.
   DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

        Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors, FOR approval of KPMG LLP as the Company's independent auditors, and FOR approval of the 2003 Employee Stock Purchase Plan.

					FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS.		2.	To approve KPMG LLP as auditors of the Company.	☐	☐	☐
	Nominees:	(01) Brian L. Halla, (02) Steven R. Appleton, (03) Gary P. Arnold, (04) Richard J. Danzig, (05) Robert J. Frankenberg, (06) E. Floyd Kvamme, (07) Modesto A. Maldique, (08) Edward R. McCracken.	3.	To approve the adoption of the 2003 Employees Stock Purchase Plan.	☐	☐	☐
		FOR ☐ ☐ WITHHELD		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐
	☐	Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each proposal.
			In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

			For participants in the National Semiconductor Corporation Retirement and Savings Program: All shares credited to your Profit Sharing Plan and the NSC Stock Fund of the Savings Plus 401(k) Plan will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants. Shares credited to you under the Stock Bonus Plan cannot be voted unless we receive your instructions.
			PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.
Signature:	Date:	Signature:	Date: